Exhibit 10.14

PACIFIC DRILLING S.A.

NOTICE OF LONG TERM INCENTIVE CASH AWARD

 (Executive/Employee Form)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Participant”) the following Long Term Incentive Cash Award (the “Cash Award”).  The terms and conditions of this Cash Award are set forth in this notice below.

Participant Name:

Employee Number:

Grant Name:

Award Date:	December 12, 2019

Total Cash Award:

Vesting Schedule:

The Cash Award will vest on December 31, 2020 (the “Vesting Date”), provided you are employed by the Company or an affiliate as of such date.  Except as provided below, any termination of employment or separation of service prior to the Vesting Date will result in forfeiture of the unvested Cash Award.

In the event of a Change of Control (as defined in the Company’s 2018 Omnibus Stock Incentive Plan) prior to the Vesting Date, the unvested Cash Award will remain outstanding and continue to vest on the Vesting Date, provided that, if on or within six months after the Change of Control, you are terminated by your employer without Cause or you terminate your employment for Good Reason, the unvested Cash Award shall vest and be paid immediately upon your termination.

Except as otherwise provided in an employment or severance agreement between you and the Company or an affiliate, for purposes of this Notice “Cause” shall mean: (i) your failure to substantially perform your material duties owed to the Company or your employer, under any employment agreement between you and the Company or your employer or otherwise (other than as a result of incapacity due to physical or mental illness); (ii) your gross negligence, fraud or willful misconduct in the course of your employment with your employer that has a detrimental effect on the Company, your employer or any of their Affiliates; (iii) your commission of any act or your failure to take any act that the Company or your employer reasonably determines was intended by you to injure the reputation, business, or business relationships of the Company, your employer or any of their affiliates; (iv) your indictment of, conviction of, or plea of guilty or nolo contendere to (A) any misdemeanor involving moral turpitude, theft, unethical business conduct or other conduct which could reflect in some material fashion unfavorably upon the Company, your employer or any of their affiliates or (B) any felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States); (v) your material breach of any employment agreement between yourself and your employer, including without limitation, any of the restrictive covenants contained therein; or (vi) your intentional, material misappropriation, embezzlement or misuse of funds or property belonging to the Company, your employer or any of their Affiliates.

Except as otherwise provided in an employment or severance agreement between you and the Company or an affiliate, for purposes of this Notice “Good Reason” shall mean: (i) A material diminution in your title, duties or responsibilities, or the assignment to you of duties or responsibilities inconsistent in any material respect with your title, duties and responsibilities as set forth in any employment agreement between you and your employer; (ii) A material reduction in your base salary, other than as part of an across-the-board reduction in the salaries of other similarly situated employees of the Company or your employer; (iii) Any reduction in the aggregate compensation and benefits provided to you under any employment agreement between you and your employer, other than any such reduction that is part of an across-the-board reduction in aggregate compensation and benefits provided to other similarly situated employees of the Company or your employer; or (iv) Any material breach by your employer of any employment agreement between yourself and your employer.  Notwithstanding the foregoing, you shall not have the right to terminate your employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right you provide written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, you must terminate your employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

Other Terms Applicable to the Cash Award:

Payment Timing:  The Cash Award will be paid to you as soon as reasonably practical after the Vesting Date, but no later than 30 days thereafter, in accordance with the Company’s normal payroll practices, subject to any withholding taxes due in connection with the payment.

Clawback: Notwithstanding anything to the contrary contained herein, the Company may cancel the Cash Award if you violate any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any affiliate, including any covenants contained in the Pacific Drilling Global Employee Handbook (after having been given notice of any such violation and giving effect to any applicable cure period set forth therein), as determined by the Company in good faith.  In such event, you will forfeit any compensation, gain or other value realized thereafter on the vesting of the Cash Award, and must promptly repay such amounts to the Company.

Retention Rights: This Notice does not give you the right to continue in the employ of the Company or its affiliates or to be retained by the Company or its affiliates in any other capacity.

Administration:  The Cash Award will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  All determinations, interpretations and other decisions under or with respect to the Cash Award by the Committee shall be final, conclusive and binding.

Tax Matters:   The Cash Award is intended to be exempt from Section 409A of the Code as a short term deferral, and all such provisions shall be construed and interpreted accordingly.

 By clicking “Agree” below, you acknowledge receipt of this Notice, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice; (b) you understand and agree that  this Notice constitutes the entire understanding between you and the Company regarding this Cash Award, and (c) any tax liability in connection with the Cash Award will be your responsibility.  In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery.

Pacific Drilling S.A.
SOCIÉTÉ ANONYME
8-10 Avenue de la Gare
L-1610 Luxembourg

By:	[Insert Bernie Wolford Signature]
Title:	CEO